June 15, 2021

Wikisoft Corp.

Address. 315 Montgomery Street

San Francisco, CA 94104

Re: Wikisoft Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion, as counsel to CleanSpark, Inc., a Nevada corporation (the “Company”), with respect to certain matters in connection with the offering of 500,000 shares of the Company’s common stock (the “Common Stock”), to be sold pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus included within the Registration Statement (the “Prospectus”). The Shares are to be sold as described in the Registration Statement and the Prospectus, pursuant to the terms and conditions of a Common Stock Purchase Agreement, dated June 7, 2021 with Triton Funds, LP, a Delaware limited partnership.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Prospectus (c) the Company's Articles of Incorporation; (d) the Company's Bylaws; (e) certain records of the Company's corporate proceedings as reflected in its minute books; (f) the Certification of Officer issued from Carsten Falk, CEO of the Company; and (g) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact, as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the shares of common stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement pursuant to the terms and conditions of the Purchase Agreement will be legally issued, fully paid, and non-assessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Nevada, as currently in effect.

The foregoing opinion is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We have relied as to certain matters on information obtained from officers of the Company, and other sources believed by us to be responsible.

Our opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock or the agreements and instruments addressed herein, or in the Registration Statement. This opinion is based upon currently existing statutes, regulations, rules and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Scott Doney

Scott Doney, Esq.

CONSENT

I HEREBY CONSENT to the use of my opinion and reference in “Experts” in connection with the Registration Statement on Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, Wikisoft Corp.

Very truly yours,

/s/ Scott Doney

Scott Doney, Esq

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